Exhibit 15.1

June 14, 2021

To the Board of Directors and Shareholder of

MidAmerican Energy Company

Des Moines, Iowa

We are aware that our report dated April 30, 2021, on our review of interim financial information of MidAmerican Energy Company appearing in MidAmerican Energy Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, is incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche LLP

Des Moines, Iowa